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Zion Continues Preparation of Wellsite

On February 18, 2005, Zion commenced preparation of the wellsite at the Ma'anit #1 location. Click here for the latest information about drilling schedule and a location map.

One of the first activities was the installation of a new drainage culvert where our gravel road to the location exits the main highway between Kafr Kan and Baka el Gharbiya. Click any of the thumbnail photos below to see a larger image.

The two photos below show the gravel road to the location and the installation of our new gateposts at the entrance to the location.

The first three photos below show the wellhead location before and after clearing the location around it. The last three show various phases of clearing the location and making it ready for the drilling rig.

NOTICE:Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Zion Oil & Gas has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by clicking here.

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